EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

An American Stock Exchange Listed Company

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE

                  (727) 803-7135

SUPERIOR UNIFORM GROUP ANNOUNCES CONTINUED

IMPROVEMENT IN OPERATING RESULTS

SEMINOLE, Florida – October 26, 2006 – Superior Uniform Group, Inc. (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the third quarter ended September 30, 2006, net sales were $33,440,168 compared with 2005 third quarter net sales of $34,194,000. Net earnings were $912,215 or $.14 per common share (diluted), compared with net earnings of $158,550 or $.02 per common share (diluted) in the 2005 third quarter.

For the nine months ended September 30, 2006, net sales were $96,081,293, compared with net sales of $100,910,004 in the nine months ended September 30, 2005. Net earnings for the nine months ended September 30, 2006 were $2,094,109 or $.30 per common share (diluted) versus net earnings of $944,524 or $.13 per common share (diluted) in the first nine months of 2005.

Michael Benstock, Chief Executive Officer, commented: “We are very pleased with our operating results for the current quarter. Net earnings increased over 475% as a result of our previously announced cost-saving measures as well as continued improvements in our gross margins. Our service issues that we experienced in the first half of 2005 are behind us and we are actively working to improve our customers’ experience at every point of contact with the Company.

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While our sales were down slightly for the quarter in comparison to the prior year quarter, they have increased almost 7% versus the average sales in our first two quarters of this year. We are experiencing success in our sales initiatives in our target markets and continue to rebuild our sales base. We are very optimistic about our position in the market and expect to continue to report improving operating results as we go forward.”

Superior Uniform Group®, through its Signature marketing brands – Fashion Seal®, Fashion Seal Healthcare™, Martin’s®, Worklon®, UniVogue™ and Sope Creek® – manufactures and sells a wide range of uniforms, image apparel and accessories. Superior specializes in managing comprehensive uniform programs, and is dedicated to servicing the Healthcare, Hospitality, Restaurant/Food Services, Retail Employee I.D., Governmental/Public Safety, Entertainment, Commercial, Transportation, Cleanroom, Corporate Identity and Resortwear markets. For more information, please visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(Unaudited)

		Three Months Ended September 30,
		2006	2005
Net sales		$33,440,168	$34,194,000

Costs and expenses:
Cost of goods sold		22,917,781	24,336,581
Selling and administrative expenses		8,939,397	9,465,415
Interest expense		110,775	163,454

		31,967,953	33,965,450

Earnings before taxes on income		1,472,215	228,550
Taxes on income		560,000	70,000

Net earnings		$912,215	$158,550

Weighted average number of shares outstanding during the period	(Basic)	6,619,404	7,447,700
	(Diluted)	6,661,217	7,511,157

Basic net earnings per common share		$0.14	$0.02

Diluted net earnings per common share		$0.14	$0.02

Dividends per common share		$0.135	$0.135

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(Continued)

(Unaudited)

		Nine Months Ended September 30,
		2006	2005
Net sales		$96,081,293	$100,910,004

Costs and expenses:
Cost of goods sold		65,499,895	69,909,426
Selling and administrative expenses		26,830,867	29,109,101
Interest expense		346,422	466,953

		92,677,184	99,485,480

Earnings before taxes on income		3,404,109	1,424,524
Taxes on income		1,310,000	480,000

Net earnings		$2,094,109	$944,524

Weighted average number of shares outstanding during the period	(Basic)	6,933,373	7,446,681
	(Diluted)	6,966,694	7,527,380

Basic net earnings per common share		$0.30	$0.13

Diluted net earnings per common share		$0.30	$0.13

Dividends per common share		$0.405	$0.405

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(Unaudited)

	September 30, 2006	September 30, 2005
CURRENT ASSETS:
Cash and cash equivalents	$4,602,985	$172,233
Accounts receivable and other current assets	29,956,508	32,747,705
Inventories	32,759,012	39,868,816

TOTAL CURRENT ASSETS	67,318,505	72,788,754

PROPERTY, PLANT AND EQUIPMENT, NET	16,034,839	21,128,490
GOODWILL	1,617,411	1,617,411
OTHER INTANGIBLE ASSETS	1,071,714	1,309,873
OTHER ASSETS	2,702,533	7,658,088

	$88,745,002	$104,502,616

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,697,411	$7,638,823
Other current liabilities	3,294,872	3,697,342
Current portion of long-term debt	1,752,705	1,660,180

TOTAL CURRENT LIABILITIES	11,744,988	12,996,345

LONG-TERM DEBT	2,573,953	6,805,657
DEFERRED INCOME TAXES	790,000	865,000
SHAREHOLDERS' EQUITY:
Preferred stock, $1 par value—authorized 300,000 shares (none issued)	—	—
Common stock, $.001 par value—authorized 50,000,000 shares; issued and outstanding 6,597,994 and 7,342,393, respectively	6,598	7,343
Additional paid-in capital	15,134,380	15,455,031
Retained earnings	58,542,083	68,515,240
Cumulative comprehensive loss	(47,000)	(142,000)

TOTAL SHAREHOLDERS' EQUITY	73,636,061	83,835,614

	$88,745,002	$104,502,616